EXHIBIT 3.1

CERTIFICATE OF AMENDMENT
OF
CERTIFICATE OF INCORPORATION
OF
VIRTUAL PIGGY, INC.

Virtual Piggy, Inc. (the “Corporation ”), a corporation organized and existing under the General Corporation Law of the State of Delaware (the “General Corporation Law”), does hereby certify:

FIRST:  That the corporation was originally incorporated pursuant to the General Corporation Law on February 11, 2008.

SECOND:  That, pursuant to the provisions of Sections 141 and 242 of the General Corporation Law, the Board of Directors of the Corporation duly adopted resolutions setting forth a proposed amendment to the Certificate of Incorporation of the Corporation, declared said proposed amendment to be advisable and directed that it be submitted to the stockholders of the Corporation for approval.

THIRD:  That thereafter, at a meeting of the stockholders, pursuant to the provisions of Section 242 of the General Corporation Law, the stockholders of the Corporation approved the following amendment to the Certificate of Incorporation:

RESOLVED:  That the Corporation’s Certificate of Incorporation, as amended, be further amended, by deleting the first paragraph of Article FOURTH thereof and inserting in lieu thereof the following new first paragraph of Article FOURTH:

“FOURTH:  Capitalization
The total number of shares of capital stock the Corporation shall have authority to issue is 182,000,000 shares, consisting of (i) 180,000,000 shares of Common Stock, $0.0001 par value per share (“Common Stock”), and (ii) 2,000,000 shares of Preferred Stock, $0.0001 par value per share (“Preferred Stock”).”

[Signature page follows.]

IN WITNESS WHEREOF, the Corporation has caused this Certificate of Amendment to be executed by a duly authorized officer this 18th day of December, 2013.

VIRTUAL PIGGY, INC.

By:	/s/ Jo Webber
Name: Dr. Jo Webber
Its: Chief Executive Officer